Exhibit 28(a)(2)

CORRECTED CERTIFICATE OF TRUST

OF

MORGAN CREEK SERIES TRUST

Pursuant to Title 12, Section 3810(e) of the Delaware Statutory Trust Act, the undersigned Trust does hereby certify:

1.  Name of Statutory Trust:  Morgan Creek Series Trust (the “Trust”)

2.  The Certificate of Trust of the Trust (the “Certificate of Trust”) was filed with the Office of the Secretary of State of the State of Delaware on August 31, 2012.

3.  The Certificate of Trust and the subsequent Certificate of Amendment to the Certificate of Trust filed with the Office of the Secretary of State of Delaware on August 9, 2013 did not include paragraphs Fourth and Fifth as set forth in this Corrected Certificate of Trust and contained certain other errors.

4.  The Corrected Certificate of Trust is as follows:

“FIRST:  The name of the statutory trust formed hereby is Morgan Creek Series Trust.

SECOND:  As required by Section 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

THIRD:  The Trust is registered with the United States Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:  Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof.

FIFTH:  The business of the Trust is managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

SIXTH:  This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.”

5. The undersigned Trustee of the Trust acknowledges this Corrected Certificate of Trust to be the corporate act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Trustee of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the undersigned has executed this Corrected Certificate of Trust on the 23rd day of July, 2014.

By:	/s/ Mark W. Yusko
Name:	Mark W. Yusko
Title:	Trustee